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                                   CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of February 12, 1997, is by and between ENERGY WEST INCORPORATED, a Montana corporation (the "Borrower"), and FIRST BANK MONTANA, NATIONAL ASSOCIATION (the "Lender").

                                      ARTICLE I
                           DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1 DEFINED TERMS. As used in this Agreement the following terms shall have the following respective meanings:

         "ADJUSTED EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing (i) the Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

         "ADVANCE": Any portion of the principal balance of the Note as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

         "APPLICABLE MARGIN": With respect to any Eurodollar Rate Advance, 2% per annum, PROVIDED, so long as the covenanted ratio described in Section 6.5 is greater than 3.0 to 1.0, the Applicable Margin for any Eurodollar Rate Advance shall be 1.75% per annum.

         "BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

         "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of where the Lender is located).

         "CLOSING DATE": The date hereof; provided that all the conditions precedent to the obligation of the Lender to make the initial Advance, as set forth in Article III, have been or, on the Closing Date, will be, satisfied.

         "COMMITMENT": The obligation of the Lender to make Advances to the Borrower in an aggregate principal amount outstanding at any time not to exceed the "COMMITMENT AMOUNT", defined in Section 2.1, upon the terms and subject to the conditions and limitations of this Agreement.

         "DEFAULT": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

         "EBITDA": For any period of determination, the consolidated net income of the Borrower and its subsidiaries before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

         "EURODOLLAR BUSINESS DAY": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

         "EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance the per annum Eurodollar interest rate (LIBOR) for United States dollars displayed on the Reuters Screen LIBO page or, if such rate is not so published, a rate determined for such amount and maturity based on published composite quotations of interbank Eurodollar rates selected by the Lender, in each case two Eurodollar Business Days prior to the first day of such Interest Period and for a maturity comparable to the Interest Period; PROVIDED, if Lender is unable to determine the rate in the foregoing manner, the Lender may substitute the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Lender in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance by the Lender to which such Interest Period is to apply as determined by the Lender. "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service) for the purpose of displaying Reuters interbank offered rates of major banks for United States dollar deposits. The "ONE MONTH EURODOLLAR RATE" shall be defined as provided in
Section 2.4.

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         "EURODOLLAR RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

         "EURODOLLAR RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member lender of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board.

         "EVENT OF DEFAULT": Any event described in Section 7.1.

         "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

         "GUARANTORS": Rocky Mountain Fuels, Inc., Montana Sun, Inc., and Energy West Resources, Inc.

         "GUARANTY": The Guaranty of even date herewith executed by the Guarantors.

         "IMMEDIATELY AVAILABLE FUNDS": Funds with good value on the day and in the city in which payment is received.

         "INTEREST PERIOD": The period commencing on the date of a Eurodollar Rate Advance and ending one, two, three, four, five or six months thereafter, as the Borrower may elect in the manner provided in Sections 2.2 or 2.4 hereof; PROVIDED THAT:

              (1) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

              (2) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

              (3) Any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

         "LOAN DOCUMENTS": This Agreement, the Note and the Guaranty.

         "LIEN": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

         "MAXIMUM INTEREST BEARING DEBT RATIO": For any period of determination with respect to the Borrower and its subsidiaries, the ratio on a consolidated basis of (a) the sum of the aggregate principal amount of all outstanding capitalized lease obligations of Borrower and its subsidiaries and that portion of Total Liabilities bearing interest determined as of the last day of that period TO (b) EBITDA in each case determined for said period in accordance with GAAP.

         "MATURITY DATE": As defined in Section 2.1.

         "NOTE": As defined in Section 2.3.

         "PERSON": Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

         "REFERENCE RATE": The rate of interest from time to time publicly announced by First Bank National Association as its "reference rate."

         "REFERENCE RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

         "REGULATORY CHANGE": Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or


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regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "TOTAL LIABILITIES": At the time of any determination, the amount of all items of Indebtedness of the Borrower and its subsidiaries on a consolidated basis that would constitute "liabilities" for balance sheet purposes in accordance with GAAP.

         Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

         Section 1.3 OTHER DEFINITIONAL TERMS, TERMS OF CONSTRUCTION. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements. All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Note are irrevocably paid in full and the Commitment is terminated.

                                      ARTICLE II
                                   TERMS OF LENDING

         Section 2.1 THE REVOLVING COMMITMENT. On the terms and subject to the conditions hereof, the Lender agrees to make Advances to the Borrower on a revolving basis at any time and from time to time from the Closing Date to January 2, 1998 (the "Maturity Date"), during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, PROVIDED, that the unpaid principal amount of outstanding Advances shall not at any time exceed $11,000,000 (the "Commitment Amount").

         Section 2.2 PROCEDURE FOR ADVANCES. Any request for an Advance must be given so as to be received by the Lender not later than 12:00 a.m. (Mountain
Time) two Eurodollar Business Days prior to the date of the requested Advance if the Advance is requested as a Eurodollar Rate Advance and not later than 2:00 p.m. on the date of the requested Advance if the Advance is requested as a Reference Rate Advance. Each request for an Advance shall specify (i) the date of the Advance, (ii) the amount of the Advance to be made on such date, (iii) whether such Advance is to be funded as a Reference Rate Advance or a Eurodollar Rate Advance, and (iv) in the case of a Eurodollar Rate Advance fixed as provided in Section 2.4, the duration of the initial Interest Period applicable thereto; PROVIDED, that if Borrower fails to specify an interest rate for any Advance, whether newly requested or outstanding, Lender shall fund such Advance as a Reference Rate Advance.

         Section 2.3 THE NOTE. The Advances shall be evidenced by a single promissory note of the Borrower (the "Note"), substantially in the form of
Exhibit 2.3 hereto, in the amount of the Commitment Amount originally in effect. The Lender shall enter in its ledgers and records the amount of each Advance made and the payments made thereon, and the Lender is authorized by the Borrower (but not required) to enter on a schedule attached to the Note a record of such Advances and payments.

         Section 2.4 INTEREST. Except as otherwise provided in this Section 2.4, the Note shall bear interest on the principal amount thereof remaining outstanding from time to time, payable monthly in arrears on the first Business Day of each month and on the Maturity Date, from the date of the Note until payment thereof in full at a variable rate per annum of (A) the sum of (i) the Adjusted Eurodollar Rate (based on the Eurodollar Rate for United States dollar deposits with a maturity of 30 days in effect from time to time [the "One Month Eurodollar Rate"]) plus (ii) the Applicable Margin, or (B) the sum of (i) the Reference Rate minus (ii) 0.5% per annum, as Borrower may elect in the manner


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provided in Section 2.2. The interest rate hereunder or under the Note shall change as and when the One Month Eurodollar Rate or Reference Rate change, as the case may be. Notwithstanding the foregoing, the Borrower may at any time elect to fix the interest rate on any new Advance or any portion of the principal then outstanding under the Note for which the interest rate has not been fixed for a specified Interest Period. If the Borrower makes the election described in the preceding sentence, the interest rate on the Advance or that portion of the outstanding principal of the Note designated by Borrower shall be the Adjusted Eurodollar Rate corresponding to the Interest Period elected and the principal amount designated shall thereafter be deemed a Eurodollar Rate Advance for the purposes of this Agreement for the duration of the Interest Period elected. The Borrower may exercise its option to fix the interest rate payable on any portion of principal outstanding under the Note by giving the Lender notice of the Borrower's election, specifying the Interest Period elected and the amount of outstanding principal to be so converted, at least two Eurodollar Business Days prior to commencement of the Interest Period elected. Any principal or interest that is not paid when due under the Note, whether by acceleration or otherwise, shall bear interest until paid in full at a per annum rate equal to the sum of the rate applicable to the Note pursuant to this
Section 2.4 plus two percent per annum, payable on demand. Interest on the Note shall be computed on the basis of actual days elapsed and a year of 360 days.

         Section 2.5 INTEREST RATE NOT ASCERTAINABLE. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, the Lender reasonably and in its sound business judgment determines (which determination shall be conclusive and binding, absent error) that (a) deposits in dollars (in the applicable amount) are not available to the Lender in the interbank Eurodollar market for such Interest period, or (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of funding or maintaining Eurodollar Rate Advances for such Interest Period, the Lender shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances, as the case may be, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Lender shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

         Section 2.6. ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Rate Advances, the Lender shall notify the Borrower, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Lender determines that a Regulatory Change does not allow it to lawfully continue to maintain any Eurodollar Rate Advances to the End of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of the Lender's notice and upon conversion the Borrower shall indemnify the Lender in accordance with Section 2.7.
         Section 2.7. FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall compensate the Lender, upon its written request, for actual losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by the Lender in connection with the reemployment of such funds) which the Lender may sustain: (i) if a funding of a Eurodollar Rate Advance does not occur as a result of Borrower's default on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or
(ii) if any repayment of a Eurodollar Rate Advance, or a conversion pursuant to
Section 2.6, occurs on any day prior to the last day of the Interest Period applicable thereto. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

         Section 2.8. DISCRETION OF LENDER AS TO MANNER OF FUNDING. The Lender shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.7, but excluding determinations that the Lender may


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elect to make from the Reuters screen) shall be made as if the Lender had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         Section 2.9. REPAYMENT. Principal of the Note shall be payable in full on the Maturity Date.

         Section 2.10 OPTIONAL PREPAYMENTS. The Borrower may prepay Reference Rate Advances, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in a minimum amount of $100,000 or, if more, an integral multiple thereof. Except upon an acceleration following an Event of Default or upon termination of the Commitment in whole, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Commitment in whole) or prepaid on Advances under this Section 2.10 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

         Section 2.11 USE OF PROCEEDS. The proceeds of any Advance hereunder shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement.

                                     ARTICLE III
                                 CONDITIONS PRECEDENT

         Section 3.1 CONDITIONS OF INITIAL ADVANCE. The obligation of the Lender to make the initial Advance hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

              3.1(a) DOCUMENTS. The Lender shall have received the following:

              (i) This Agreement and the Note executed by a duly authorized officer (or officers) of the Borrower.

              (ii) A copy of the corporate resolutions of the Borrower and the Guarantors authorizing the execution, delivery and performance of the respective Loan Documents and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower or the Guarantors as the case may be.

              (iii) Copies of the articles of incorporation and bylaws of the Borrower and Guarantors with all amendments thereto certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower or Guarantors as the case may be.

              (iv) A certificate of good standing for the Borrower and Guarantors each in the jurisdiction of their incorporation together with evidence of each entities' authority to do business in any other jurisdiction the absence of which would materially affect the ability of the Borrower or respective Guarantor to carry on its business (specifically including, without limitation, Montana), in each case certified by the appropriate governmental officials as of a date not more than 10 days prior to the Closing Date.

              (v) The opinion of counsel to the Borrower and Guarantors covering such matters as the Lender may request.

              (vi) The Guaranty.

              3.1(b) OTHER MATTERS. The Lender shall have received such other information, instruments and agreements in connection with the transactions contemplated by this Agreement as it may reasonably request satisfactory in scope, form and substance to the Lender and its counsel.

         Section 3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The Lender shall not have any obligation to make any Advance (including Advances after the initial Advance) hereunder unless all


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representations and warranties of the Borrower made in this Agreement remain true and correct and no Default or Event of Default exists.

                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender:

         Section 4.1 ORGANIZATION, STANDING, ETC. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of Montana and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Note and to perform its obligations hereunder and thereunder. This Agreement and the Note have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar law affecting creditors' rights generally and to general principles of equity. The execution and delivery of this Agreement and the Note will not violate the Borrower's Articles of Incorporation or bylaws or any law, regulation, order or ruling applicable to the Borrower. No governmental authorization, consent or exemption is required in connection with the Borrower's execution and delivery of this Agreement and the Note.

         Section 4.2 FINANCIAL STATEMENTS AND NO MATERIAL ADVERSE CHANGE. The audited financial statements attached to the Borrower's annual Form 10-K dated as of June 30, 1996 and the unaudited financial statements contained in its quarterly Form 10-Q dated as of September 30, 1996, as heretofore furnished to the Lender, have been prepared in accordance with GAAP, except for normal year-end adjustments and the absence of footnotes in the case of the unaudited financial statements. The Borrower has no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrower since the dates of such financial statements.
         Section 4.3 LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower. The Borrower is not in violation of any law or regulation (including securities, environmental and public utilities laws and regulations and laws and regulations relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on the Borrower.

         Section 4.4 TAXES. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower and except where failure to file or pay would not have a material adverse effect on the Borrower).

         Section 4.5 SUBSIDIARIES. The Borrower has only three (3) subsidiaries, the Guarantors.

                                      ARTICLE V
                                AFFIRMATIVE COVENANTS

         Until the Commitment shall have expired or been terminated and the Note and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

         Section 5.1 FINANCIAL STATEMENTS AND REPORTS. The Borrower will furnish to the Lender:

              5.1(a) As soon as available after the end of each fiscal year of the Borrower, the Borrower's Form 10-K, with the audited financial statements attached thereto, certified without qualification by independent certified public accountants of recognized national standing selected by


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the Borrower and acceptable to the Lender. The Lender acknowledges that Ernst &
Young LLP is an acceptable public accounting firm.

              5.1(b) As soon as available after the end of each fiscal quarter, Form 10Q for the Borrower.

              5.1(c) As soon as practicable and in any event within 60 days after the end of each fiscal quarter, a statement in the form of that attached hereto as Exhibit 5.1 signed by the chief financial officer of the Borrower (i) stating that as of the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) certifying compliance with Sections 6.4 and
6.5 hereof.

              5.1(d) As soon as practicable and in any event within 90 days before the end of each fiscal year, a projection of the Borrower's income and expenses and capital expenditures for the next fiscal year.

              5.1(e) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

         Section 5.2 CORPORATE EXISTENCE. The Borrower will maintain for itself and the Guarantors corporate existence in good standing under the laws of their respective jurisdictions of incorporation and qualification to transact business in each jurisdiction where failure so to qualify would have a material adverse effect on the Borrower or the Guarantor.

         Section 5.3 INSURANCE. The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

         Section 5.4 PAYMENT OF TAXES AND CLAIMS. The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property unless the Borrower contests in good faith by appropriate proceedings such taxes, assessments, charges, levies, claims or demands and adequate reserves have been made in the financial statements as required under GAAP.

         Section 5.5 RECORDS AND INSPECTION. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs. The Borrower will permit the Lender or its designee to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower as the Lender may reasonably request in connection with this Agreement and the loans made hereunder, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate. The Lender shall keep all such information confidential and will not disclose such information to any third party except as may be required by law.

         Section 5.6 COMPLIANCE. The Borrower will comply in all material respects with all laws, rules and regulations to which it is subject.

         Section 5.7 NOTICE OF LITIGATION. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower if in the Borrower's reasonable judgment, the action will have a material adverse effect on the Borrower.

         Section 5.8 PLANS. The Borrower and the Guarantors will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.


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                                      ARTICLE VI
                                  NEGATIVE COVENANTS

         Until the Commitment shall have expired or been terminated and the Note and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

         Section 6.1 MERGER. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

         Section 6.2 SALE OF ASSETS. The Borrower will not sell, transfer, lease or otherwise convey more than 10% of its assets in any calendar year during the term of this Agreement except for sales and leases in the ordinary course of business and sales and leases to any of the Guarantors.

         Section 6.3 LIENS. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except (a) Liens for taxes, fees, assessments, governmental charges or governmental entitlements not delinquent (b) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds and (c) purchase money Liens for the acquisition of any property by Borrower and equipment or capital leases for the acquisition of personal property by the Borrower.

         Section 6.4 CASH FLOW COVERAGE RATIO. The Borrower will not permit the ratio of its EBITDA minus income taxes minus dividends plus proceeds from issuance of new shares of common stock net of any retirement of common stock TO the principal payments on consolidated long term debt plus total interest expense, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date, to be less than 1.5 to 1.

         Section 6.5 MAXIMUM INTEREST BEARING DEBT RATIO. The Borrower will not permit the Maximum Interest Bearing Debt Ratio, as of the last day of the fiscal quarters ending on March 31 and June 30 to be less than 4.5 to 1 and ending September 30 and December 31 to be less than 5.0 to 1.

                                     ARTICLE VII
                            EVENTS OF DEFAULT AND REMEDIES

         Section 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

              7.1(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any other obligations of the Borrower to the Lender pursuant to this Agreement and such failure continues for a period of five consecutive days.

              7.1(b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

              7.1(c) The Borrower shall fail to comply with Sections 5.2, 5.3, 6.1, 6.2 or 6.3.

              7.1(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1 or Sections 6.4 or 6.5) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1(c), or
(iii) the date the Lender gives notice of such failure to the Borrower.

              7.1(e) The Borrower shall fail to comply with Sections 6.4 or 6.5 of this Agreement and such failure to comply shall continue for 90 calendar days after whichever of the following dates is earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1(c), or (iii) the date the Lender gives notice of such failure to the Borrower.

              7.1(f) The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower shall make an assignment for the benefit of creditors.

              7.1(g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower.

              7.1(h) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower or shall remain for 60 days undismissed.

              7.1(i) A judgment or judgments for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against the Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

              7.1(j) The maturity of any indebtedness of the Borrower exceeding $250,000 in the aggregate (other than indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such indebtedness to become due prior to its stated maturity.

         Section 7.2 REMEDIES. If (a) any Event of Default described in Sections 7.1 (f), (g) or (h) shall occur with respect to the Borrower, the Commitment shall automatically terminate and the Note and all other obligations of the Borrower to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Commitment terminated, whereupon the Commitment shall terminate, and (ii) declare the Note and all other obligations of the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Note and any related agreements and under any applicable law.

                                     ARTICLE VIII
                                    MISCELLANEOUS

         Section 8.1 MODIFICATIONS. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower.

         Section 8.2 COSTS AND EXPENSES. The Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender in connection with the amendment, modification, interpretation, collection and enforcement of this Agreement and the Note. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

         Section 8.3 WAIVERS, ETC. No failure on the part of the Lender or the holder of the Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

         Section 8.4 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; PROVIDED, HOWEVER, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

         Section 8.5 SUCCESSORS AND ASSIGNS; DISPOSITION OF LOANS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Commitment and/or Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrower in the Lender's possession to any prospective buyer or participant unless such information has been previously designated by the Borrower as confidential information, in which case the Lender may not disclose such information without the written permission of Borrower.

         SECTION 8.6 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MONTANA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

         Section 8.7 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

         Section 8.8 ENTIRE AGREEMENT. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

         Section 8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       ENERGY WEST INCORPORATED

                                       By /s/ Larry D. Geske
                                         ------------------------
                                       Print Name  LARRY D. GESKE
                                                 ----------------
                                       Title  President
                                            ---------------------
Borrower's Address:
No. 1 First Avenue South
P. O. Box 2229
Great Falls, Montana 59403
Fax 406-___-____

                                       FIRST BANK MONTANA, NATIONAL ASSOCIATION

                                       By
                                         ------------------------
                                            Robert A. Butcher
                                            Senior Vice President
Lender's Address:
300 Central Avenue
P.O. Box 5000
Great Falls, Montana 59403-3127
Fax 406-455-1009

                                                                  EXHIBIT 2.3 TO
                                                                CREDIT AGREEMENT

                                    REVOLVING NOTE

$11,000,000.00
                                                               February 12, 1997
                                                            Great Falls, Montana

         FOR VALUE RECEIVED, ENERGY WEST INCORPORATED, a Montana corporation, hereby promises to pay to the order of FIRST BANK MONTANA, NATIONAL ASSOCIATION (the "Lender") at its main office in Great Falls, Montana, in lawful money of the United States of America in immediately available funds on the Maturity Date (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

         This note is the Note referred to in the Credit Agreement dated as of February 12, 1997 (as the same may be hereafter from time to time amended, restated or modified, the "Credit Agreement") between the undersigned and the Lender. This note is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

         In the event of default hereunder, the undersigned agrees to pay all reasonable costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

         THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MONTANA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                       ENERGY WEST INCORPORATED

                                       By
                                         ----------------------

                                       Title
                                            -------------------

                                                 EXHIBIT 5.1 to CREDIT AGREEMENT

                           [FORM OF COMPLIANCE CERTIFICATE]

To: First Bank Montana, National Association

THE UNDERSIGNED HEREBY CERTIFIES THAT:

              (1) I am the duly elected chief financial officer (or deputy thereof) of Energy West Incorporated (the "Borrower"), a Montana corporation;

              (2) I have reviewed the terms of the Credit Agreement dated as of February 12, 1997 (the "Credit Agreement"), between the Borrower and First Bank Montana, National Association (the "Bank") and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by Attachment No. 1 hereto;

              (3) The examinations described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by Attachment No. 1 hereto or as of the date of this Certificate, except as described below (or in a separate attachment to this Certificate), the exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:




         The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of __________, 19__, pursuant to Section 5.1(c) of the Credit Agreement.


                                       ENERGY WEST INCORPORATED

                                       By
                                         -------------------------
                                       Print Name
                                                 -----------------
                                       Title
                                            ----------------------

                         ATTACHMENT TO COMPLIANCE CERTIFICATE
                                AS OF __________, 199_
                           AND PERTAINS TO THE PERIOD FROM
                         __________, 19__ TO __________, 19__


    1.   CASH FLOW COVERAGE RATIO (ON A CONSOLIDATED BASIS) (SECTION 6.4).

         (a)  EBITDA (adjusted as provided in Section 6.4): $_____

         (b)  Principal payments on long term debt: $_____

         (c)  Total interest expense: $_____

         (d)  Ratio of (a) to (b) + (c): _____ to 1.0

         (e)  Required ratio: equal to or greater than 1.5 to 1.0

    2. MAXIMUM INTEREST BEARING DEBT RATIO (ON A CONSOLIDATED BASIS) (SECTION 6.5).

         (a) Aggregate principal amount of outstanding capitalized lease obligations of Borrower and its subsidiaries $_____

         (b)  Interest-bearing Total Liabilities: $_____

         (c)  EBITDA: $_____

         (d)  Ratio of (a) plus (b) to (c): _____ to 1.0

         (e) Required ratio: less than or equal to 4.5 to 1.0 (as of March 31 and June 30) or 5.0 to 1.0 (as of September 30 and December 31)